                                                     RULE NO. 424(b)(5)
                                                     REGISTRATION NO. 333-68747

PROSPECTUS SUPPLEMENT
------------------------
(To prospectus dated May 6, 1999)

                                    [LOGO]

                           Merrill Lynch & Co., Inc.

                                   1,200,000

                      Russell 2000(R) Index* Call Warrants
                             Expiring May 25, 2001

                                        Exercise and payment upon exercise:
The Russell 2000 Index Call
Warrants:                               . Upon exercise, we will pay you, for
                                          each Russell 2000 Index Call Warrant
 . Unsecured contractual obligations       that you own, an amount in U.S.
  of ML&Co.                               dollars equal to the product, if
                                          positive, of the percentage change in
 . Your return upon exercise is            the Russell 2000 Index as described
  linked to the performance of the        in this prospectus supplement, and
  Russell 2000 Index, an index            the Dollar Multiplier which is an
  designed to track the price             amount equal to $21.75.
  performance of the common stock of
  2,000 corporations with small         . You will be able to exercise the
  capitalizations relative to other       warrants from the date they are
  stocks in the U.S. equity market.       issued until shortly before their
                                          expiration, subject to the
 . The warrants have been approved         possibility that your right to
  for listing on the American Stock       exercise may be postponed or that the
  Exchange under the trading symbol       warrants may be cancelled.
  "RSY.WS".

 . Closing: May 28, 1999.

  Investing in the warrants involves a high degree of risk, including the risk that the warrants will expire worthless and you may sustain a total loss of the purchase price.

    See "Risk Factors" beginning on page S-8 of this prospectus supplement.

                               ----------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                         Per warrant   Total
                                                         -----------   -----
     Public offering price.............................     $5.00    $6,000,000
     Underwriting discount.............................      $.25      $300,000
     Proceeds, before expenses, to Merrill Lynch & Co.,
      Inc. ............................................     $4.75    $5,700,000

      The public offering price and the underwriting discount for any single transaction to purchase 300,000 warrants or more will be $4.80 per warrant and $.05 per warrant, respectively.

                               ----------------

                              Merrill Lynch & Co.

                               ----------------

            The date of this prospectus supplement is May 25, 1999.

* The use of, and reference to, the term "Russell 2000 Index" in this prospectus supplement has been consented to by Frank Russell Company.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
SUMMARY INFORMATION -- Q&A................................................  S-4
   What are the warrants?.................................................  S-4
   When can I exercise my warrants and when are they subject to automatic exercise or cancellation?.............................................  S-4
   How do I exercise my warrants? ........................................  S-4
   Are there limits on how and when I can exercise my warrants?...........  S-5
   What will I receive when I exercise my warrants or they are automatically exercised?..............................................  S-5
   Who publishes the index and what does the index measure?...............  S-6
   How has the Russell 2000 Index performed historically?.................  S-7
   Will the warrants be listed on a stock exchange?.......................  S-7
   What is the role of MLPF&S?............................................  S-7
   Who is ML&Co.?.........................................................  S-7
   Are there any risks associated with my investment?.....................  S-7
RISK FACTORS..............................................................  S-8
   The warrants are long-term options and may expire worthless............  S-8
   The value of the warrants is closely related to changes in the value of the index.............................................................  S-8
   The warrants are suitable only for investors with experience in options transactions..........................................................  S-9
   Restrictions on the minimum and maximum number of warrants you may exercise..............................................................  S-9
   There may be a time lag after you give exercise instructions...........  S-10
   The warrants will be automatically exercised if they are delisted......  S-10
   The warrants are not standardized options issued by the Options
    Clearing Corporation..................................................  S-10
   There may be an uncertain trading market for the warrants..............  S-11
   Many factors affect the trading value of the warrants; these factors interrelate in complex ways and the effect of one factor may offset or magnify the effect of another factor..................................  S-11
   Purchases and sales by us and our affiliates may affect your return....  S-12
   Potential conflicts of interests.......................................  S-12
   Uncertain tax consequences.............................................  S-12
DESCRIPTION OF THE WARRANTS...............................................  S-12
   Period during which warrants may be exercised..........................  S-13
   Cash Settlement Amount upon exercise...................................  S-13
   Depositary.............................................................  S-14
   Exercise and settlement of warrants....................................  S-18
   Calculation of Cash Settlement Amount..................................  S-21
   Automatic Exercise.....................................................  S-21
   Minimum Exercise Amount................................................  S-21
   Maximum Exercise Amount................................................  S-22
   Successor Index........................................................  S-22
   Extraordinary Events and Market Disruption Events......................  S-23
   Modification...........................................................  S-26
   Merger and Consolidation...............................................  S-26
THE INDEX.................................................................  S-26
   Selection of stocks underlying the index...............................  S-26
   Historical data on the index...........................................  S-28
UNITED STATES FEDERAL INCOME TAXATION.....................................  S-30
   U.S. Holders...........................................................  S-30
   Non-U.S. Holders.......................................................  S-31
   Backup withholding.....................................................  S-31
   New withholding regulations............................................  S-31
USE OF PROCEEDS AND HEDGING...............................................  S-31
WHERE YOU CAN FIND MORE INFORMATION.......................................  S-32
UNDERWRITING..............................................................  S-32
VALIDITY OF THE WARRANTS..................................................  S-33
INDEX OF DEFINED TERMS....................................................  S-34

                                   Prospectus

                                                                          Page
                                                                          ----
MERRILL LYNCH & CO., INC.................................................   2
USE OF PROCEEDS..........................................................   2
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED
 FIXED CHARGES AND PREFERRED STOCK DIVIDENDS.............................   3
THE SECURITIES...........................................................   3
DESCRIPTION OF DEBT SECURITIES...........................................   4
DESCRIPTION OF DEBT WARRANTS.............................................  10
DESCRIPTION OF CURRENCY WARRANTS.........................................  12
DESCRIPTION OF INDEX WARRANTS............................................  14
DESCRIPTION OF PREFERRED STOCK...........................................  19
DESCRIPTION OF DEPOSITARY SHARES.........................................  24
DESCRIPTION OF PREFERRED STOCK WARRANTS..................................  28
DESCRIPTION OF COMMON STOCK..............................................  30
DESCRIPTION OF COMMON STOCK WARRANTS.....................................  33
PLAN OF DISTRIBUTION.....................................................  35
WHERE YOU CAN FIND MORE INFORMATION......................................  36
INCORPORATION OF INFORMATION WE FILE WITH THE SEC........................  36
EXPERTS..................................................................  37

                           SUMMARY INFORMATION -- Q&A

      This summary includes questions and answers that highlight selected information from the prospectus and prospectus supplement to help you understand the Russell 2000 Index Call Warrants expiring May 25, 2001. You should carefully read our prospectus and this prospectus supplement to understand fully the terms of the warrants as well as the tax and other considerations that should be important to you in making a decision about whether to invest in the warrants. You should carefully review the "Risk Factors" section, which highlights certain risks associated with an investment in the warrants, to determine whether an investment in the warrants is appropriate for you.

      References in this prospectus supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc.

      References in this prospectus supplement to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the warrants?

      The warrants are contractual obligations of ML&Co. and are not secured by collateral. The warrants will rank equally with all other unsecured contractual obligations of ML&Co. and ML&Co.'s unsecured and unsubordinated debt. The warrants will entitle you to receive a cash settlement upon exercise. The warrants will expire on May 25, 2001.

      You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the warrants in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the warrants by individual investors. Direct and indirect participants in DTC will include participants in the Euroclear and Cedelbank clearing systems. You should refer to the section "Description of the warrants--Depositary" in this prospectus supplement.

When can I exercise my warrants and when are they subject to automatic exercise or cancellation?

      At your option, you may exercise your warrants on any New York Business Day during the period from May 28, 1999 until 1:00 p.m., New York City time on the second scheduled Index Calculation Day immediately preceding their expiration, whether on May 25, 2001 or on the date of earlier expiration. See "Description of the warrants--Exercise and settlement of warrants".

      If you do not exercise your warrants during that period, your warrants will be automatically exercised on the Expiration Date or, in the case of delisting or the imposition of a permanent trading suspension on trading of warrants, on the Delisting Date or the date of trading suspension. See "Description of the warrants--Automatic Exercise".

      Your warrants are subject to cancellation if the calculation agent determines that an extraordinary event that materially affects the trading of securities generally has occurred and is continuing, as described in "Description of the warrants--Extraordinary Events and Market Disruption Events". If your warrants are cancelled, you will receive the Alternative Settlement Amount determined by the calculation agent as described under "Description of the warrants--Extraordinary Events and Market Disruption Events".

How do I exercise my warrants?

      To exercise your warrants, you must cause a broker, who may, in turn, need to direct a participant in DTC:

    . to transfer the warrants to the Warrant Agent on the records of DTC, and

    . to deliver a duly completed and executed exercise notice on your behalf to the Warrant Agent.

In order for a New York Business Day to constitute the Exercise Date for the warrants you are exercising, you must cause your warrants to be transferred to, and the exercise notice to be received by, the Warrant Agent at or prior to 1:00 p.m., New York City time, on that New York Business Day, provided that if you hold the warrants through Cedelbank or Euroclear, the warrants must be transferred to the Warrant Agent by 1:00 p.m., New York City time, on the applicable Valuation Day.

Are there limits on how and when I can exercise my warrants?

     You may exercise no fewer than 100 warrants at any one time, except in the case of automatic exercise. See "Description of the warrants--Minimum Exercise Amount". Any exercise of warrants, other than on the Expiration Date or an earlier expiration date, are subject, at ML&Co.'s option, to:

    . the limitation that no more than 20% of the warrants originally issued may be exercised on any Exercise Date, and

    . no more than 10% of the warrants originally issued may be exercised by you, either individually or in concert with any other beneficial owner, on any Exercise Date, other than automatic exercise.

See "Description of the warrants--Maximum Exercise Amount" in this prospectus supplement.

What will I receive when I exercise my warrants or they are automatically exercised?

     When you exercise your warrants or they are automatically exercised, we will pay you an amount in U.S. dollars based on the percentage change in the Russell 2000 Index, the Cash Settlement Amount, determined on the Valuation Day relating to the Exercise Date for those warrants, as described in this prospectus supplement. See "Description of the warrants--Cash Settlement Amount upon exercise".

Cash Settlement Amount

     The "Cash Settlement Amount" will equal an amount in U.S. dollars equal to the product, if positive, of the Percentage Change, in the Russell 2000 Index multiplied by the Dollar Multiplier. In no event will the Cash Settlement Amount be less than zero.

Percentage Change

     The "Percentage Change" will equal:

                     Index Spot Value - Index Strike Value
                     --------------------------------------
                               Index Strike Value

     You will receive no payment if the Cash Settlement Amount is equal to zero; however the Cash Settlement Amount cannot be less than zero. In certain circumstances, you may receive an Alternative Settlement Amount rather than the Cash Settlement Amount.

     The "Index Strike Value" equals 434.45, the closing value of the index in New York on the date the warrants were priced for initial sale to the public.

     The "Index Spot Value" means the closing value of the index in New York on the Valuation Day relating to an exercise of warrants. The Valuation Day will generally be the day on which your exercise of warrants is effective, if that day is also an Index Calculation Day. An "Index Calculation Day" means any day on which the NYSE and the AMEX are open for trading and the index, or any successor index, is calculated and published.

Dollar Multiplier

     The "Dollar Multiplier" equals $21.75.

     We will pay you a Cash Settlement Amount only if the Index Spot Value is greater than the Index Strike Value. If the Index Spot Value is less than, or equal to the Index Strike Value, the Cash Settlement Amount will be zero. If the Cash Settlement Amount is zero, you will sustain a total loss of the purchase price.

     For more specific information about the amount you will receive when you exercise your warrants, please see the section "Description of the warrants-- Cash Settlement Amount upon exercise" in this prospectus supplement.

Examples

      Here are three examples of hypothetical Cash Settlement Amount calculations:

Example 1--Index Spot Value is less than the Index Strike Value on the Valuation Day relating to the relevant Exercise Date:

  Index Strike Value: 434.45
  Hypothetical Index Spot Value: 327.08

                                                (327.08 - 434.45)               (The Cash Settlement
  Cash Settlement Amount per warrant = $21.75 X (---------------)= $0.00        Amount cannot be less
                                                (    434.45     )               than zero).

  Total Cash Settlement Amount per warrant = $0 and the exercise of the warrant at that time is worthless.

Example 2--Index Spot Value is greater than the Index Strike Value on the Valuation Day relating to the relevant Exercise Date, however the Cash Settlement Amount is less than the initial offering price of $5.00:

  Index Strike Value: 434.45
  Hypothetical Index Spot Value: 501.52

                                                (501.52 - 434.45)
  Cash Settlement Amount per warrant = $22.00 X (---------------)= $3.36
                                                (     434.45    )

  Total Cash Settlement Amount per warrant = $3.36 and the exercise of the warrant results in a payment that is less than the initial offering price.

Example 3--Index Spot Value is greater than the Index Strike Value on the Valuation Day relating to the relevant Exercise Date:

  Index Strike Value: 434.45
  Hypothetical Index Spot Value: 545.14

                                                (545.14 - 434.45)
  Cash Settlement Amount per warrant = $22.00 X (---------------)= $5.54
                                                (     434.45    )

  Total Cash Settlement Amount per warrant = $5.54.

Who publishes the index and what does the index measure?

      The Russell 2000 Index is published by Frank Russell Company ("FRC") and is designed to track the performance of 2,000 common stocks of corporations with small capitalizations relative to other stocks in the U.S. equity market. Market capitalization is the value of a corporation's stock in the public market determined by multiplying the number of outstanding shares by the current price of a share. As of April 30, 1999, the market capitalization of the stocks in the Russell 2000 Index ranged from approximately $12.2 million to $13.2 billion, with the average market capitalization being $593.7 million. The corporations in the Russell 2000 Index are domiciled in the U.S. and its territories and their stocks are traded on the NYSE, on the AMEX, or in the over-the-counter market.

      Please note that an investment in the warrants does not entitle you to any ownership interest in the stocks of the companies included in the Russell 2000 Index.

How has the Russell 2000 Index performed historically?

      We have provided a table showing the closing values of the Russell 2000 Index on the last business day of each quarter from 1979 to the present, as published by FRC.

      You can find this table in the section "The index--Historical data on the index" in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of the Russell 2000 Index in various economic environments; however, past performance of the Russell 2000 Index is not necessarily indicative of how the index will perform in the future.

Will the warrants be listed on a stock exchange?

      The warrants have been approved for listing on the AMEX under the trading symbol "RSY.WS", subject to official notice of issuance. You should be aware that the listing of the warrants on the AMEX will not necessarily ensure that a liquid trading market will be available for the warrants or, if a market does develop, that it will remain available throughout the term of the warrants. You should review the section entitled "Risk Factors--There may be an uncertain trading market for the warrants" in this prospectus supplement.

What is the role of MLPF&S?

      Our subsidiary, MLPF&S, is the underwriter for the offering and sale of the warrants. After the initial offering, MLPF&S intends to buy and sell warrants to create a secondary market for holders of the warrants, and may stabilize or maintain the market price of the warrants during the initial distribution of the warrants. However, MLPF&S will not be obligated to engage in any of these market activities, or continue them once it has started.

      MLPF&S will also be our agent for purposes of calculating the Index Spot Value and the Cash Settlement Amount or Alternative Settlement Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S' status as our subsidiary and its responsibilities as calculation agent. Please see the section entitled "Risk Factors--Potential conflicts of interests" in this prospectus supplement.

Who is ML&Co.?

      Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co., see the section entitled "Merrill Lynch & Co., Inc." in the accompanying prospectus of ML&Co. You should also read the other documents we have filed with the SEC, which you can find by referring to the section "Where you can find more information" in this prospectus supplement.

Are there any risks associated with my investment?

      Yes, an investment in the warrants is subject to risks, including the risk that you will lose your entire purchase price. Please refer to the section "Risk Factors" in this prospectus supplement.

                                  RISK FACTORS

      Your investment in the warrants will involve a high degree of risk. For example, there is the risk that you might not earn a return on your investment and the risk that the warrants will expire worthless. You should be prepared to sustain a total loss of the purchase price of your warrants. We suggest that you, as a potential purchaser of warrants, be experienced with respect to options and option transactions. You should carefully consider the following discussion of risks before deciding whether an investment in the warrants is suitable for you.

The warrants are long-term options and may expire worthless

      You will receive a cash payment upon exercise only if the warrants have a Cash Settlement Amount greater than zero on the relevant Valuation Day. At pricing, the Cash Settlement Amount of the warrants will equal zero. The warrants will be "in-the-money", i.e., their Cash Settlement Amount will exceed zero, on the relevant Valuation Day only if, as of that date, the closing value of the index is greater than the Index Strike Value. You may incur transaction costs in connection with any exercise of the warrants. Therefore, you may receive no return, even if the warrants are in-the-money, if the Cash Settlement Amount does not exceed any transaction costs and the price you paid for the warrants.

      An increase in the level of the index from the date the warrants are priced for initial sale to the public will result in a Cash Settlement Amount for the warrants, and a decrease in the level of the index from that date will result in a zero Cash Settlement Amount for your warrants. If a warrant is not exercised prior to its expiration and, on the Valuation Day with respect to its expiration, the value of the index is less than or equal to the Index Strike Value, the warrant will expire worthless and you will have sustained a total loss of the purchase price of the warrant. You should therefore be prepared to sustain a total loss of the purchase price of your warrants.

The value of the warrants is closely related to changes in the value of the index

      The warrants provide opportunities for investment but also pose risks to you as a result of fluctuations in the value of the underlying investment. In general, certain risks associated with the warrants are similar to those generally applicable to other options or warrants of private corporate issuers. However, unlike options or warrants on equity or debt securities, which are traded primarily on the basis of the value of a single underlying security, the trading value of the warrants being offered by this prospectus and prospectus supplement is likely to reflect primarily the extent of the appreciation or depreciation of the index.

      You may lose your entire investment. This risk reflects the nature of a warrant as an asset which tends to decline in value over time and which may, depending on the relative value of the index, be worthless when it expires. A warrant is "out-of-the-money" when the Index Spot Value is less than the Index Strike Value. Assuming all other factors are held constant, the more a warrant is out-of-the-money and the shorter its remaining term to expiration, the greater the risk that you will lose all of your investment. This means that if you do not sell your warrants in the secondary market or exercise your warrants prior to expiration you will necessarily lose your entire investment in the warrant if it expires when the Index Spot Value is less than or equal to the Index Strike Value.

      Since warrants may become worthless upon expiration, you must generally be correct about the direction, timing and magnitude of anticipated changes in the value of the index in order to recover and realize a return upon your investment. If the value of the index does not increase to an extent sufficient to cover the costs of your warrants, i.e., the purchase price plus transaction costs, if any, before the warrants expire, you will lose all or a part of your investment in the warrants upon expiration.

      In general, the stocks comprising the index have smaller market capitalizations, greater price fluctuations, and less trading liquidity than stocks in other larger capitalization indices which are designed to measure the broad movement of the U.S. stock market. These factors may adversely affect the value of the index and the warrants.

      The stocks underlying the index are traded on the NYSE, AMEX and in the over-the-counter market. Some of these markets have adopted measures intended to prevent extreme short-term price fluctuations resulting from order imbalances. As a result, variations in the index may be limited by price limitations on, or by suspension of trading in, individual stocks which comprise the index which may, in turn, adversely affect the value of the warrants or result in a Market Disruption Event. See "Description of the warrants--Extraordinary Events and Market Disruption Events".

The warrants are suitable only for investors with experience in options transactions

      The AMEX requires that warrants be sold only to investors with options-approved accounts and that its members and member organizations and their registered employees make certain suitability determinations before recommending transactions in warrants. We suggest that investors considering purchasing warrants be experienced with respect to options and option transactions and understand the risks of stock index transactions and reach an investment decision only after carefully considering, with their advisers, the suitability of the warrants in light of their particular circumstances. Warrants are not suitable for persons solely dependent upon a fixed income for individual retirement plan accounts or for accounts under the Uniform Transfers/Gifts to Minors Act. Investors should be prepared to sustain a total loss of the purchase price of their warrants.

Restrictions on the minimum and maximum number of warrants you may exercise

     . Minimum Exercise Amount. Except for cases of automatic exercise, you must tender at least 100 warrants at any one time in order to exercise your warrants. Thus, except in cases of automatic exercise, if you own fewer than 100 warrants you will need either to sell your warrants or purchase additional warrants, incurring transaction costs in either case, in order to realize proceeds from your investment. At any time you must purchase additional warrants in order to have the minimum number of warrants necessary to elect to exercise, you will be exposed to the conditions of the secondary market for warrants at the time of that purchase, including the risk that there may be a limited number of warrants available in the market at that time, and the other factors affecting the secondary market discussed above. Furthermore, you incur the risk that there may be differences between the trading value of the warrants and the Cash Settlement Amount of the warrants.

     . Maximum Exercise Amount. All exercises of warrants, other than on automatic exercise, are subject, at our option, to the limitation that not more than 20% of the warrants originally issued may be exercised on any Exercise Date and not more than 10% of the warrants originally issued may be exercised by you or on your behalf, either individually or in concert with any other beneficial owner, on any Exercise Date. If any New York Business Day would otherwise be the Exercise Date for more than 20% of the warrants originally issued, then at our election 20% of the warrants originally issued shall be exercised on that Exercise Date, subject to the following conditions: (a) no more than 10% of the warrants originally issued shall be exercised for the account of any single beneficial owner, and, (b) the Warrant Agent shall select the warrants to be exercised on a pro rata basis. If, as a result of the pro rata selection, any beneficial owner of warrants would be deemed to have exercised fewer than 100 warrants, the Warrant Agent shall first select an additional amount of that beneficial owner's warrants so that no beneficial owner shall be deemed to have exercised fewer than 100 warrants, and the remainder of the warrants, whether or not fewer than 100 warrants (the "Remaining Warrants"), shall be deemed exercised on the following New York Business Day subject to successive applications of this provision. In selecting warrants to be exercised, the Warrant Agent shall deem any Remaining Warrants which were exercised on a prior Exercise Date exercised before any other warrants exercised on a subsequent Exercise Date. As a result of any postponed exercise, beneficial owners will receive a Cash Settlement Amount determined as of a date later than the otherwise applicable Valuation Day. In that case, as a result of any postponement, the Cash Settlement Amount actually received by beneficial owners may be lower (or higher) than the otherwise applicable Cash Settlement Amount if the Valuation Day of the warrants had not been postponed.

There may be a time lag after you give exercise instructions

      In the case of any exercise of warrants, there will be a time lag between the time you give instructions to exercise and the time the Index Spot Value relating to the exercise is determined. Therefore, you will not be able to determine, at the time of exercise of a warrant, the Index Spot Value that will be used to calculate the Cash Settlement Amount of the warrant, and will thus be unable to determine the Cash Settlement Amount. The delay will, at a minimum, amount to several hours and could be much longer. For example, an exercise notice received by the Warrant Agent after 1:00 p.m. Friday would generally result in the Index Spot Value being determined the following Monday. Any downward movement in the level of the index between the time you exercise a warrant and the time the Index Spot Value for that exercise is determined will result in your receiving a Cash Settlement Amount that is less than the Cash Settlement Amount you anticipated based on the level of the index most recently reported prior to exercise. If you have not exercised a warrant prior to 1:00 p.m. on the second scheduled Index Calculation Day preceding the Expiration Date you will, pursuant to the provision for automatic exercise, have the Index Spot Value with respect to the warrant determined on the Expiration Date. The value of the index may change significantly during that period, and these movements could adversely affect the Cash Settlement Amount of the warrants being exercised.

      Further delay may occur if a Market Disruption Event or Extraordinary Event has occurred, in which case the Cash Settlement Amount in respect of exercised warrants will be calculated as of the next succeeding Index Calculation Day on which there is no Market Disruption Event or Extraordinary Event. If the calculation agent determines that on a Valuation Day a Market Disruption Event or Extraordinary Event has occurred, the Valuation Day shall be postponed to the first succeeding Index Calculation Day on which no Market Disruption Event or Extraordinary Event occurs; subject to the following conditions: (a) if the Valuation Day has not occurred on or prior to the fifth scheduled Index Calculation Day following an Exercise Date because of Market Disruption Events, the fifth scheduled Index Calculation Day shall be the Valuation Day regardless of whether a Market Disruption Event has occurred on that day, and (b) if an Extraordinary Event has occurred and is continuing, and if the Extraordinary Event is expected by ML&Co. to continue, ML&Co. may immediately cancel the warrants as described below under "Description of the warrants--Extraordinary Events and Market Disruption Events". During any period of delay due to a Market Disruption Event or Extraordinary Event, the value of the index may change significantly, and that change may adversely affect the amount paid on any warrants exercised during that period.

The warrants will be automatically exercised if they are delisted

      In the event that the warrants are delisted from, or permanently suspended from trading on, the AMEX and the warrants are not simultaneously accepted for trading pursuant to the rules of another regulated trading organization that are filed with the SEC under U.S. securities laws, warrants not previously exercised will expire on the date the delisting or trading suspension becomes effective and will be deemed automatically exercised on the Delisting Date. At the applicable Valuation Day with respect to the automatic exercise, the warrants may be out-of-the-money so that the Cash Settlement Amount would equal zero.

The warrants are not standardized options issued by the Options Clearing Corporation

      The warrants are not standardized stock index options of the type issued by the Options Clearing Corporation (the "OCC"), a clearing agency regulated by the SEC. For example, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member's failure, purchasers of warrants must look solely to ML&Co. for performance of its obligations to pay the Cash Settlement Amount or Alternative Settlement Amount on the exercise of warrants. Further, the market for the warrants is not expected to be generally as liquid as the market for OCC standardized options. The OCC does issue standardized stock index options in which payments, if any, are determined based on changes in the index.

      The warrants are unsecured contractual obligations of ML&Co. and will rank equally with ML&Co.'s other unsecured contractual obligations and with ML&Co.'s unsecured and unsubordinated debt. However, given that ML&Co. is a holding company, the right of ML&Co., and hence the right of creditors of ML&Co., including beneficial owners of the warrants, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of ML&Co. itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S to ML&Co. are restricted by net capital requirements under the Exchange Act, and under rules of certain exchanges and other regulatory bodies.

There may be an uncertain trading market for the warrants

      The warrants have been approved for listing on the AMEX under the trading symbol "RSY.WS", subject to official notice of issuance. While there have been a number of issuances of different warrants, trading volumes have varied historically from one series to another, and it is therefore impossible to predict how the warrants will trade. You cannot assume that a trading market will develop for the warrants. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the warrants will depend on the percentage change in the Russell 2000 Index, and other factors such as our financial performance.

      If the trading market for the warrants is limited, there may be a limited number of buyers if you decide to sell your warrants, and as the number of outstanding warrants decreases their value may decrease. This may affect the price you receive upon exercise.

Many factors affect the trading value of the warrants; these factors interrelate in complex ways and the effect of one factor may offset or magnify the effect of another factor

      The market value of the warrants will be affected by factors that interelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the warrants caused by another factor and that the effect of one factor may exacerbate the decrease in the trading value of the warrants caused by another factor. For example, an increase in interest rates may offset some or all of any increase in the trading value of the warrants attributable to another factor, such as an increase in the value of the Russell 2000 Index. The following paragraphs describe the expected impact on the market value of the warrants given a change in a specific factor, assuming all other conditions remain constant.

      The value of the index is expected to affect the trading value of the warrants. We expect that the trading value of the warrants will depend substantially on the amount by which the index's value increases or decreases. If the value of the index increases, the trading value of a warrant is expected to increase. If the value of the index decreases, the trading value of a warrant is expected to decrease. It is possible that the trading value of a warrant may decline even if there is an increase in the value of the index.

      Changes in the levels of U.S. interest rates are expected to affect the trading value of the warrants. We expect that interest rates will affect the trading value of the warrants. In general, if U.S. interest rates increase, we expect that the trading value of the warrants will increase and, conversely, if U.S. interest rates decrease, we expect that the trading value of the warrants will decrease. Interest rates may also affect the U.S. economy and, in turn, the index's value.

      Changes in volatility of the index are expected to affect the trading value of the warrants. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. Generally, if the volatility of the index increases, we expect that the trading value of the warrants will increase and, conversely, if the volatility of the index decreases, we expect that the trading value of the warrants will decrease.

      As the time remaining to the expiration date of the warrants decreases, the "time premium" associated with the warrants will decrease. We anticipate that the warrants may trade at a value above that which would be expected based on the level of the index due to a "time premium" resulting from expectations concerning the value of the index prior to the expiration of the warrants. Generally, as the time remaining to the expiration date of the warrants decreases, we expect that this time premium will decrease, lowering the trading value of the warrants.

      Changes in dividend yields of the stocks underlying the index are expected to affect the trading value of the warrants. Generally, if dividend yields on the common stocks underlying the index increase, we expect that the trading value of the warrants will decrease, and conversely, if dividend yields on the stocks underlying the index decrease, we expect that the trading value of the warrants will increase.

      Changes in our credit ratings may affect the trading value of the warrants. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the warrants. However, because the return on your warrants is dependent upon factors in addition to our ability to pay our obligations under the warrants, such as any increase in the index's value, an improvement in our credit ratings will not reduce other investment risks related to warrants.

      It is important for you to understand that the impact of one of the factors specified above, such as a decrease in index volatility, may offset some or all of any increase in the trading value of the warrants attributable to another factor, such as any increase in the index's value.

Purchases and sales by us and our affiliates may affect your return

      We and our affiliates may from time to time buy or sell the stocks underlying the Russell 2000 Index for our own accounts for business reasons or in connection with hedging our obligations under the warrants. These transactions could affect the price of these stocks and in turn the value of the index in a manner that would be adverse to your investment in the warrants.

Potential conflicts of interests

      Our subsidiary, MLPF&S, is the calculation agent for the warrants. Under certain circumstances, MLPF&S' role as our subsidiary and its responsibilities as calculation agent for the warrants could give rise to conflicts of interests between the calculation agent and the holders of the warrants. These conflicts could occur, for instance, in connection with its determination as to whether a Market Disruption Event or Extraordinary Event, as defined below, has occurred. See "Description of the warrants--Extraordinary Events and Market Disruption Events" and "--Successor Index" in this prospectus supplement. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

      We anticipate entering into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay amounts due under the warrants. This subsidiary expects to make a profit in connection with the arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

Uncertain tax consequences

      You should also consider the tax consequences of investing in the warrants, certain aspects of which are uncertain. See "United States Federal Income Taxation" below.

                          DESCRIPTION OF THE WARRANTS

      The warrants are contractual obligations controlled by a Warrant Agreement (the "Warrant Agreement") dated May 28, 1999, between ML&Co. and Citibank, N.A., as Warrant Agent (the "Warrant Agent"). The warrants will expire on May 25, 2001. The following statements about the warrants are summaries of the detailed provisions of the Warrant Agreement, the form of which was filed as an exhibit to the Registration Statement relating to the warrants. Wherever particular provisions of the Warrant Agreement or its terms are referred to, those provisions or definitions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by those references.

      A warrant will not require, or entitle, you to sell or purchase any shares of any stock underlying the index or any successor index or any other securities to or from ML&Co. ML&Co. will make only a U.S. dollar cash settlement, if any, upon exercise of a warrant. You will not receive any interest on any amount owed on the warrants and the warrants will not entitle you to any of the rights of holders of any underlying stock or other securities.

Period during which warrants may be exercised

      You may exercise your warrants as early as the date of initial delivery of the warrants. The warrants will expire on May 25, 2001, or on an earlier date as described under "Automatic Exercise". Warrants not exercised at or prior to 1:00 p.m., New York City time, on the second scheduled Index Calculation Day immediately preceding the Expiration Date or earlier expiration will be deemed automatically exercised on the Expiration Date or, in the case of delisting, on the Delisting Date. Warrants cancelled upon the occurrence and continuation of an Extraordinary Event shall be exercised as described below under "Extraordinary Events and Market Disruption Events". The term "New York Business Day", as used in this prospectus supplement, means any day other than a Saturday or a Sunday or a day on which commercial banks in The City of New York are required or authorized by law or executive order to be closed.

Cash Settlement Amount upon exercise

      The Cash Settlement Amount of an exercised warrant is an amount in U.S. dollars that results from the following formula:

                     Percentage Change x Dollar Multiplier

      The "Percentage Change" will equal the following amount:

                     Index Spot Value - Index Strike Value
                     -------------------------------------
                               Index Strike Value

      The "Dollar Multiplier" equals $21.75.

      The "Index Spot Value" relating to any Exercise Date will be determined by MLPF&S, the "calculation agent", and will equal the closing value of the index, or, if applicable, the successor index, in New York on the Valuation Day relating to such exercise of warrants.

      The "Index Strike Value" equals 434.45, the closing value of the index in New York the date the warrants were priced for initial sale to the public.

      We will round the Cash Settlement Amount, if necessary, to the nearest cent, with one-half cent being rounded upwards.

      Set forth below are illustrations of the Cash Settlement Amounts for warrants at exercise based upon various hypothetical percentage changes in the closing value of the index. This table assumes a Dollar Multiplier of $21.75. The index Percentage Change on Valuation Day column indicates the percentage increase or decrease in the value of the Index Spot Value as compared to the Index Strike Value at the time of exercise. The actual Cash Settlement Amount of a warrant will depend entirely on the actual index Percentage Change on the applicable Valuation Day relating to the Exercise Date. The Cash Settlement Amounts in the table do not reflect any "time value" for a warrant, which may be reflected in the trading value, and are not necessarily indicative of potential profit or loss, which are also affected by purchase price and transaction costs.

                                                                  Hypothetical
                                                                 Cash Settlement
               Index Percentage Change on Valuation Day              Amount
               ----------------------------------------          ---------------
       50% increase.............................................     $10.88
       45% increase.............................................       9.79
       40% increase.............................................       8.70
       35% increase.............................................       7.61
       30% increase.............................................       6.53
       25% increase.............................................       5.44
       23% increase.............................................       5.00*
       20% increase.............................................       4.35
       15% increase.............................................       3.26
       10% increase.............................................       2.18
       5% increase..............................................       1.10
       No change................................................       0.00
       5% decrease..............................................       0.00
       10% decrease.............................................       0.00
       15% decrease.............................................       0.00
       20% decrease.............................................       0.00
       25% decrease.............................................       0.00
       30% decrease.............................................       0.00
       35% decrease.............................................       0.00
       40% decrease.............................................       0.00
       45% decrease.............................................       0.00
       50% decrease.............................................       0.00

      --------
      * This is the breakeven point (the point at which the Cash Settlement Amount is equal to the initial purchase price per warrant).

Depositary

 Description of the Global Warrants

      Upon issuance, all of the warrants will be represented by one or more fully registered global warrants. Each global warrant will be deposited with, or on behalf of, The Depository Trust Company, otherwise known as DTC, or any successor to it (the "depositary"), as depositary, and registered in the name of Cede & Co., DTC's partnership nominee. Unless and until it is exchanged in whole or in part for warrants in definitive form, no global warrant may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of its successor. Investors may elect to hold interests in the global warrants through either the depositary, in the United States, or Cedelbank, or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), if they are participants in these systems, or indirectly through organizations which are participants in these systems. Cedelbank and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedelbank's and Euroclear's names on the books of their respective depositaries, which in turn will hold interests in customers' securities accounts in the depositaries' names on the books of the depositary. The Chase Manhattan Bank will act as depositary for Euroclear and Citibank, N.A, not in its capacity as Warrant Agent under the Warrant Agreement, will act as depositary for Cedelbank (in these capacities, the "U.S. Depositaries").

      So long as DTC, or its nominee, is a registered owner of a global warrant, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the warrants represented by the global warrant for all purposes under the Warrant Agreement. Except as provided below, the beneficial owners of the warrants represented by a global warrant will not be entitled to have the warrants represented by the global warrant registered in their names, will not receive or be entitled to receive physical delivery of the warrants in definitive form and will not be considered the owners or holders of the warrants under the Warrant Agreement, including for purposes of receiving any reports delivered by ML&Co. or the Warrant Agent pursuant to the Warrant Agreement. Accordingly, each person owning a beneficial interest in a global warrant must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the Warrant Agreement. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest which a holder is entitled to give or take under the Warrant Agreement, DTC would authorize the participants holding the relevant beneficial interests to give or take any action, and these participants would authorize beneficial owners owning through these participants to give or take any action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the depositary to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

DTC Procedures

      The following is based on information furnished by DTC:

      DTC will act as securities depositary for the warrants. The warrants will be issued as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global warrants will be issued for the warrants and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the NASD. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of the warrants under DTC's system must be made by or through direct participants, which will receive a credit for the warrants on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which these beneficial owner entered into the transaction. Transfers of ownership interests in the warrants are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

      To facilitate subsequent transfers, all warrants deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of warrants with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the warrants; DTC's records reflect only the identity of the direct participants to whose accounts the warrants are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Ownership of beneficial interests in the warrants will be limited to persons that have accounts with the depositary ("participants") or persons that may hold interests through participants. The depositary has advised ML&Co. that upon the issuance of the global warrants representing the warrants, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective number of warrants represented by the global warrant. Ownership of beneficial interests in the global warrant will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons held through participants. The laws of some states may require that certain purchasers of securities take physical delivery of these securities in definitive form. These limits and laws may impair the ability to own, transfer or pledge beneficial interests in the global warrants.

      The Cash Settlement Amount payable upon exercise of warrants registered in the name of the depositary or its nominee will be paid by the Warrant Agent to the participants or, in the case of automatic exercise, to the depositary. None of ML&Co., the Warrant Agent or any other agent of ML&Co. or agent of the Warrant Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests or for supervising or reviewing any records relating to beneficial ownership interests. ML&Co. expects that the Warrant Agent, upon the receipt of any payment of the Cash Settlement Amount in respect of any portion of the global warrant, will pay the relevant participant in an amount proportionate to its beneficial interest in the global warrant being exercised and that the participant will credit the accounts of the beneficial owners of the warrants. ML&Co. expects that the depositary, in the case of automatic exercise, upon receipt of any payment of the Cash Settlement Amount in respect of all or any portion of the global warrant, will credit the accounts of the participants with payment in amounts proportionate to their respective beneficial interests in the portion of the global warrant so exercised, as shown on the records of the depositary. ML&Co. also expects that payments by participants to owners of beneficial interests in the global warrant will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the participants. It is suggested that a purchaser of warrants with accounts at more than one brokerage firm effect transactions in the warrants, including exercises, only through the brokerage firm or firms which hold that purchaser's warrants.

 Exchange for certificated warrants

      If:

     . the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

     . if ML&Co. executes and delivers to the Warrant Agent a company order to the effect that the global warrants shall be exchangeable, or

     . if ML&Co. is subject to certain events in bankruptcy, insolvency or reorganization,

the global warrants will be exchangeable for warrants in definitive form of like tenor. These definitive warrants will be registered in the name or names as the depositary shall instruct the Warrant Agent. It is expected that the instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global warrants.

      DTC may discontinue providing its services as securities depositary with respect to the warrants at any time by giving reasonable notice to ML&Co. or the Warrant Agent. Under these circumstances, in the event that a successor securities depositary is not obtained, warrant certificates are required to be printed and delivered.

      ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depositary. In that event, warrant certificates will be printed and delivered.

      The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for the accuracy of this information.

Cedelbank and Euroclear

      Beneficial owners may hold their interests in warrants through Cedelbank or Euroclear only if they are participants in these systems, or indirectly through organizations which are participants in these systems. Cedelbank and Euroclear will hold omnibus positions on behalf of their participants through the facilities of DTC. All securities in Cedelbank or Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

      Exercises of warrants by persons holding through Cedelbank or Euroclear participants will be effected through DTC, in accordance with DTC rules, on behalf of the relevant European international clearing system by its depositary; however, these transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in that system in accordance with its rules and procedures and within its established deadlines under European time. The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its depositary to take action to effect its exercise of the warrants on its behalf by delivering warrants through DTC and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the warrants held through Cedelbank or Euroclear will be credited to the cash accounts of Cedelbank participants or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depositary. See "Exercise and settlement of warrants" in this prospectus supplement.

      Cedelbank advises that it is incorporated under the laws of Luxembourg as a professional depositary. Cedelbank holds securities for its participating organizations ("Cedelbank Participants") and facilitates the clearance and settlement of securities transactions between Cedelbank Participants through electronic book-entry changes in accounts of Cedelbank Participants, thereby eliminating the need for physical movement of certificates. Cedelbank provides to Cedelbank Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedelbank interfaces with domestic markets in several countries. As a professional depositary, Cedelbank is subject to regulation by the Luxembourg Monetary Institute. Cedelbank Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Cedelbank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedelbank Participant either directly or indirectly.

      Distributions with respect to the warrants held beneficially through Cedelbank will be credited to cash accounts of Cedelbank Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Cedelbank.

      Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

      The Euroclear Operator is the Belgian branch of a New York banking corporation that is a member bank of the Federal Reserve System. It is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

      Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

      All information in this prospectus supplement on Cedelbank and Euroclear is derived from Cedelbank or Euroclear, as the case may be, and reflects the policies of these organizations; and these policies are subject to change without notice.

Exercise and settlement of warrants

      You may exercise warrants on any New York Business Day during the period from the date of initial delivery of the warrants until 1:00 p.m., New York City time, on the earlier of:

      (a) the second scheduled Index Calculation Day immediately preceding the Expiration Date, and

      (b) the Delisting Date.

      Your right to exercise warrants is subject to postponement upon the occurrence of an Extraordinary Event or Market Disruption Event as described under "Extraordinary Events and Market Disruption Events" in this prospectus supplement. If you do not exercise your warrants during the period specified above (including by reason of any postponed exercise), your warrants will be automatically exercised as described under "Automatic Exercise" in this prospectus supplement, subject to earlier cancellation as described below under "Extraordinary Events and Market Disruption Events" in this prospectus supplement. You exercise warrants by:

     . transferring the warrants free to the Warrant Agent on the records of DTC, and

     . causing a duly completed and executed exercise notice to be delivered by a DTC participant on behalf of you to the Warrant Agent.

      A form of exercise notice is included as Appendix A to this prospectus supplement, and may be obtained from the Warrant Agent at the Warrant Agent's Office. The Warrant Agent's telephone number and facsimile transmission number for this purpose are (212) 657-9055 and (212) 825-3483, respectively.

      In the case of warrants held through the facilities of Cedelbank or Euroclear, a beneficial owner may exercise the warrants on any New York Business Day during the period from the date of initial delivery of the warrants until 1:00 p.m., New York City time, on the earlier of:

     . the second scheduled Index Calculation Day immediately preceding the Expiration Date and

     .  the Delisting Date

by causing

       (a) these warrants to be transferred to the Warrant Agent, by giving appropriate instructions to the participant holding these warrants in either the Cedelbank or Euroclear system, as the case may be, and

       (b) a duly completed and executed Exercise Notice to be delivered on behalf of the beneficial owner by Cedelbank, in the case of warrants held through Cedelbank, or the participant, in the case of warrants held through Euroclear, to the Warrant Agent.

      Forms of exercise notice for warrants held through the facilities of either Cedelbank or Euroclear may be obtained from the Warrant Agent at the Warrant Agent's Office or from Cedelbank or Euroclear.

      The "Exercise Date" for a warrant will be:

     . the New York Business Day on which the Warrant Agent receives the warrant and exercise notice in proper form with respect to that warrant, if received at or prior to 1:00 p.m., New York City time, on that day, or

     . if the Warrant Agent receives that warrant and exercise notice after 1:00 p.m., New York City time, on a New York Business Day, then the first New York Business Day following that New York Business Day.

      In the case of warrants held through the facilities of Cedelbank or Euroclear, except for warrants subject to automatic exercise, the "Exercise Date" for a warrant will be:

     . the New York Business Day on which the Warrant Agent receives the exercise notice in proper form with respect to the Warrant if the exercise notice is received at or prior to 1:00 p.m., New York City time, on that day, provided that the warrant is received by the Warrant Agent by 1:00 p.m., New York City time, on the Valuation Day, or

     . if the Warrant Agent receives the exercise notice after 1:00 p.m., New York City time, on a New York Business Day, then the first New York Business Day following that New York Business day, provided that the warrant is received by 1:00 p.m., New York City time, on the Valuation Day relating to exercises of warrants on the succeeding New York Business Day.

      In the event that the warrant is received after 1:00 p.m., New York City time, on the Valuation Day, then the Exercise Date for the warrants will be the first New York Business Day following the day on which the warrants are received.

      If a beneficial owner of warrants held through the facilities of Cedelbank or Euroclear has exercised warrants by delivering an exercise notice in proper form with respect to the warrants and the Valuation Day is expected not to be a New York Business Day, the beneficial owner should make arrangements so that the warrants are delivered prior to the Valuation Day in order to ensure that the Exercise Date for the warrants is not postponed as described above. In the case of warrants held through the facilities of Cedelbank or Euroclear, in order to ensure proper exercise on a given New York Business Day, participants in Cedelbank or Euroclear must submit exercise instructions to Cedelbank or Euroclear, as the case may be, by 10:00 a.m., Luxembourg time, in the case of Cedelbank and by 10:00 a.m., Brussels time (by telex), or 11:00 a.m., Brussels time (by EUCLID), in the case of Euroclear.

      In addition, in the case of book-entry exercises by means of the Euroclear System:

     .  participants must also transmit, by facsimile (facsimile number
        (212) 825-3483), to the Warrant Agent a copy of the exercise notice submitted to Euroclear by 1:00 p.m., New York City time, on the desired Exercise Date and

     . Euroclear must confirm by telex to the Warrant Agent by 9:00 a.m., New York City time, on the Valuation Day, that the warrants will be received by the Warrant Agent on that date; provided, that if the telex communication is received after 9:00 a.m., New York City time, on the Valuation Day, ML&Co. will be entitled to direct the Warrant Agent to reject the related exercise notice or waive the requirement for timely delivery of the telex communication.

      To ensure that an exercise notice and the related warrants will be delivered to the Warrant Agent before 1:00 p.m., New York City time, on a given New York Business Day, you may need to give exercise instructions to your broker or other intermediary substantially earlier than 1:00 p.m., New York City time, on that day or even on the prior New York Business Day. Different brokerage firms may have different cut-off times for accepting and implementing exercise instructions from their customers. Therefore, you should consult with your broker and other intermediaries, if applicable, as to applicable cut-off times and other exercise mechanics.

      Except in the case of warrants subject to automatic exercise and for warrants that upon exercise will entitle you to receive an Alternative Settlement Amount in lieu of the Cash Settlement Amount, if on any Valuation Day the Cash Settlement Amount for any warrants would be zero, then the attempted exercise of those warrants will be void and of no effect. These warrants will be transferred back to the participant that submitted them free on the records of DTC and, in that case, the beneficial owner will be permitted to re-exercise the warrants as described in this prospectus supplement.

      The "Valuation Day" for a warrant will be the applicable Exercise Date, if the Exercise Date is an Index Calculation Day, or the immediately succeeding Index Calculation Day, if the Exercise Date is not an Index Calculation Day, subject to postponement upon the occurrence of an Extraordinary Event or a Market Disruption Event as described below under "Extraordinary Events and Market Disruption Events" or as a result of the exercise of a number of warrants exceeding the limits on exercise described below under "Maximum Exercise Amount".

      "Index Calculation Day" means any day on which the NYSE and the AMEX are open for trading and the index or a successor index, if any, is calculated and published. The following is an illustration of the timing of an Exercise Date and the Valuation Day, assuming:

      .that all relevant dates are New York Business Days and Index Calculation Days,

      .the absence of any intervening Extraordinary Event or Market Disruption Event and

      .the number of exercised warrants does not exceed the maximum permissible amount.

      If the Warrant Agent receives a beneficial owner's warrants and exercise notice in proper form at or prior to 1:00 p.m., New York City time, on July 21, 1999, the Exercise Date for these warrants will be July 21, 1999, and the Valuation Day for these warrants will be July 21, 1999. However, in the case of warrants held through the facilities of Cedelbank or Euroclear, the warrants must be received by 1:00 p.m., New York City time, on the Valuation Day; if the warrants are received after that time, then the Exercise Date for the warrants will be the day on which the warrants are received or, if that day is not a New York Business Day, the next succeeding New York Business Day, and the Valuation Day for the warrants will be the Exercise Date, if it is an Index Calculation Day, or the first Index Calculation Day following that Exercise Date, if that Exercise Date is not an Index Calculation Day.

Calculation of Cash Settlement Amount

      Following receipt of warrants and the related exercise notice in proper form, the Warrant Agent will, not later than 10:00 a.m., New York City time, on the New York Business Day following the applicable Valuation Day:

    . obtain the Index Spot Value from the Calculation Agent,

    . determine the Cash Settlement Amount of the warrants and

    . advise ML&Co. of the aggregate Cash Settlement Amount of the exercised warrants.

      ML&Co. will be required to make available to the Warrant Agent, no later than 3:00 p.m., New York City time, on the fourth New York Business Day following the Valuation Day, funds in an amount sufficient to pay the aggregate Cash Settlement Amount. If ML&Co. has made funds available by that time, the Warrant Agent will thereafter be responsible for making funds available to each of the appropriate participants, who will be responsible for disbursing that payments to each of their respective participants, who, in turn, will be responsible for disbursing payments to the beneficial owner it represents, and the participant will be responsible for disbursing the payments to the beneficial owner it represents and to each brokerage firm for which it acts as agent. Each brokerage firm will be responsible for disbursing funds to the beneficial owners it represents.

Automatic Exercise

      All warrants for which the Warrant Agent has not received a valid Exercise Notice at or prior to 1:00 p.m., New York City time, or for which the Warrant Agent has received a valid Exercise Notice but with respect to which timely delivery of the relevant warrant has not been made, together with any warrants the Valuation Day for which has at that time been postponed as described under "Extraordinary Events and Market Disruption Events" below, on

    (a) the second scheduled Index Calculation Day immediately preceding the Expiration Date, or

    (b) the close of business on the New York Business Day on which the warrants are delisted from, or permanently suspended from trading on, the AMEX and the warrants are not simultaneously accepted for trading pursuant to the rules of another regulated trading organization (the "Delisting Date")

will be deemed automatically exercised on that Expiration Date or Delisting Date, as the case may be (the Expiration Date will be deemed the Exercise
Date), and the Cash Settlement Amount, if any, determined as provided under "Exercise and settlement of warrants", of the automatically exercised warrants will be paid and settlement shall otherwise occur as described under "Book-Entry procedures and settlement" and "Calculation of Cash Settlement Amount". ML&Co. will notify holders as soon as practicable of the delisting or trading suspension. ML&Co. will agree in the Warrant Agreement that it will not seek delisting of the warrants or suspension of their trading on the AMEX.

      In the event the warrants are canceled by ML&Co. because of the continuance of an Extraordinary Event as described under "Extraordinary Events and Market Disruption Events" below, warrants not previously exercised shall be automatically exercised on the basis that the Valuation Day for the warrants shall be the Cancellation Date, and the Alternative Settlement Amount of any automatically exercised warrants will be paid on the fourth New York Business Day following that Valuation Day. Settlement shall otherwise occur as described under "Book-Entry procedures and settlement" and "Exercise and settlement of warrants".

Minimum Exercise Amount

      You must exercise at least 100 warrants at any one time, except in the case of automatic exercise or exercise upon cancellation of the warrants as described under "Extraordinary Events and Market Disruption Events" below. Accordingly, except in the case of automatic exercise of the warrants or upon cancellation of the warrants, if you own fewer than 100 warrants, you will need either to sell your warrants or purchase additional warrants, in order to realize proceeds from your investment. Warrants held through one participant, may not be combined with warrants held through another participant in order to satisfy the minimum exercise requirement.

Maximum Exercise Amount

      All exercises of warrants, other than on automatic exercise, are subject, at ML&Co.'s option, to the following limitations:

    (a) not more than 20% of the warrants originally issued may be exercised on any Exercise Date and

    (b) not more than 10% of the warrants originally issued may be exercised by or on behalf of any beneficial owner, either individually or in concert with any other beneficial owner, on any Exercise Date.

      If any New York Business Day would otherwise, under the terms of the Warrant Agreement, be the Exercise Date in respect to more than 20% of the warrants originally issued, then at ML&Co.'s election, 20% of the warrants originally issued shall be deemed exercised on the Exercise Date, selected by the Warrant Agent on a pro rata basis, subject to the following conditions:
(a) if, as a result of the pro rata selection, any beneficial owner of warrants would be deemed to have exercised fewer than 100 warrants, then the Warrant Agent shall first select an additional amount of the beneficial owner's warrants so that no beneficial owner shall be deemed to have exercised fewer than 100 warrants, and the remainder of the warrants, whether or not fewer than 100 warrants, the Remaining Warrants, shall be deemed exercised on the following New York Business Day, subject to successive applications of this provision; and (b) any Remaining Warrants for which an Exercise Notice was delivered on a given Exercise Date shall be deemed exercised before any other warrants for which an Exercise Notice was delivered on a later Exercise Date. If any beneficial owner attempts to exercise more than 10% of the warrants originally issued on any New York Business Day, then, at ML&Co.'s election, 10% of the warrants shall be deemed exercised on that New York Business Day and the remainder shall be deemed exercised on the following New York Business Day, subject to successive applications of this provision. As a result of any postponed exercise as described above, the beneficial owners will receive a Cash Settlement Amount determined as of a date later than the otherwise applicable Valuation Day. In that case, as a result of any postponement, the Cash Settlement Amount actually received by those beneficial owners may be lower than the otherwise applicable Cash Settlement Amount if the Valuation Day of the warrants had not been postponed.

Successor Index

      If FRC discontinues publication of the index and FRC or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the index (a "successor index"), then, upon the calculation agent's notification of its determination to the Warrant Agent and ML&Co., the calculation agent will substitute the successor index as calculated by FRC or another entity for the index and calculate the Cash Settlement Amount upon an exercise as described above. Upon any selection by the calculation agent of a successor index, ML&Co. shall promptly give notice to the beneficial owners by publication in a United States newspaper with a national circulation.

      If at any time FRC changes its method of calculating the Russell 2000 Index, or the value of the Russell 2000 Index changes, in any material respect, or if the Russell 2000 Index is in any other way modified so that the Russell 2000 Index does not, in the opinion of the calculation agent, fairly represent the value of the Russell 2000 Index had any changes or modifications not been made, then, from and after that time, the calculation agent shall, at the close of business in New York, New York, on each date that the Ending Value is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Russell 2000 Index as if no changes or modifications had been made, and calculate the Ending Value with reference to the Russell

2000 Index, as so adjusted. Accordingly, if the method of calculating the Russell 2000 Index is modified so that the value of the Russell 2000 Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the calculation agent shall adjust the Russell 2000 Index in order to arrive at a value of the Russell 2000 Index as if it had not been modified, e.g., as if a split had not occurred.

      In the event that the FRC discontinues publication of the Russell 2000 Index and:

    .the calculation agent does not select a successor index, or

    .the successor index is no longer published on any of the Calculation
    Days,

the calculation agent will compute a substitute value for the Russell 2000 Index in accordance with the procedures last used to calculate the Russell 2000 Index before any discontinuance.

      If a successor index is selected or the calculation agent calculates a value as a substitute for the index, the successor index or value shall be substituted for the index for all purposes, including for purposes of determining whether a Market Disruption Event or Extraordinary Event exists. If the calculation agent calculates a value as a substitute for the index, "Index Calculation Day" shall mean any day on which the calculation agent is able to calculate that value.

Extraordinary Events and Market Disruption Events

      Extraordinary Events. If the calculation agent determines that an Extraordinary Event has occurred and is continuing on the scheduled Index Calculation Day with respect to which the Index Spot Value on a Valuation Day is to be determined (the "Applicable Scheduled Index Calculation Day"), then the Cash Settlement Amount in respect of an exercise shall be calculated on the basis that the Valuation Day shall be the next Index Calculation Day following an Applicable Scheduled Index Calculation Day on which there is no Extraordinary Event or Market Disruption Event; provided that if a Valuation Day has not occurred on or prior to the Expiration Date or the Delisting Date, the holders will receive the Alternative Settlement Amount in lieu of the Cash Settlement Amount which shall be calculated as if the warrants had been cancelled on the Expiration Date or the Delisting Date, as the case may be. ML&Co. shall promptly give notice to the beneficial owners by publication in a United States newspaper with a national circulation, currently expected to be The Wall Street Journal, if an Extraordinary Event shall have occurred.

      "Extraordinary Event" means any of the following events, as determined by the calculation agent:

      (i) a suspension or absence of trading on the NYSE, AMEX or the over-the-counter market of all the underlying stocks which then comprise the index or a successor index;

      (ii) the enactment, publication, decree or other promulgation of any statute, regulation, rule or order of any court or any other U.S. or non-U.S. governmental authority that would make it unlawful for ML&Co. to perform any of its obligations under the Warrant Agreement or the warrants; or

      (iii) any outbreak or escalation of hostilities or other national or international calamity or crises, including, without limitation, natural calamities that in the reasonable opinion of the calculation agent may materially and adversely affect the economy of the United States or the trading of securities generally on the NYSE, AMEX or the over- the-counter market, that has or will have a material adverse effect on the ability of ML&Co. to perform its obligations under the warrants or to modify the hedge of its position with respect to the index or the common stocks which then comprise the index or a successor index.

      For the purposes of determining whether an Extraordinary Event has occurred: (a) a limitation on the hours or number of days of trading on an exchange will not constitute an Extraordinary Event if it results from an announced change in the regular business hours of the exchange and (b) an "absence of trading" on an exchange will not include any time when the exchange itself is closed for trading under ordinary circumstances.

      If the calculation agent determines that an Extraordinary Event has occurred and is continuing, and if the Extraordinary Event is expected by the calculation agent to continue, ML&Co. may immediately cancel all outstanding warrants by notifying the Warrant Agent of the cancellation, the date notice is given being the "Cancellation Date", and each beneficial owner's rights under the warrants and the Warrant Agreement shall thereupon cease. Upon any cancellation, each warrant shall be automatically exercised on the basis that the Valuation Day for the warrant shall be the Cancellation Date, if the Cancellation Date is an Index Calculation Day, or the immediately succeeding scheduled Index Calculation Day, if the Cancellation Date is not an Index Calculation Day, and the beneficial owner of each warrant will receive, in lieu of the Cash Settlement Amount of the warrant, an amount (the "Alternative Settlement Amount"), determined by the calculation agent, which is the greater of:

    . the average of the last sale prices, as available, of the warrants on the AMEX, or any successor securities exchange on which the warrants are listed, on the 30 trading days preceding the date on which the Extraordinary Event was declared; provided that, if the warrants were not traded on the AMEX, or any successor securities exchange, on at least 20 of these trading days, no effect will be given to this clause for the purpose of determining the Alternative Settlement Amount, and

    .  the amount "X" calculated using the formula set forth below:

                               [ T     A ]
                      X = I +  [--- x ---]
                               [ 2     B ]

      where

    I = The Cash Settlement Amount of the warrants determined as described under "Cash Settlement Amount" above, but subject to the following modifications:

      (1) if the Cancellation Date for the warrants is a date on which the index or a successor index is calculated and published, for the purpose of determining the Cash Settlement Amount, the Index Spot Value will be determined as of the Cancellation Date except that, if the Index Spot Value as of that day is less than 90% of the Index Spot Value as of the immediately preceding Index Calculation Day, then the Index Spot Value will be deemed to be 90% of the Index Spot Value on the preceding Index Calculation Day; or

      (2) if the Cancellation Date for the warrants is a date on which the index or a successor index is not calculated or published, for the purpose of determining the Cash Settlement Amount, the Index Spot Value will be deemed to be the lesser of (i) the Index Spot Value as of the first Index Calculation Day immediately preceding the Cancellation Date except that, if the Index Spot Value as of that day is less than 90% of the Index Spot Value as of the second Index Calculation Day immediately preceding that Cancellation Date, 90% of the Index Spot Value as of that second Index Calculation Day and (ii) the arithmetic average of four amounts, being (a) the Index Spot Value at each of the three successive Index Calculation Days immediately preceding the Cancellation Date and (b) the Index Spot Value at the next Index Calculation Day, provided that if an Extraordinary Event continues for 30 consecutive days immediately following the Cancellation Date, then the calculation agent shall calculate an amount which, in its reasonable opinion, fairly reflects the value of the underlying stocks on the scheduled Index Calculation Day immediately following that Cancellation Date which, subject to approval by ML&Co., ML&Co.'s approval not to be unreasonably withheld, shall for purposes of calculating the amount under this clause (2)(ii) be treated as the figure arrived at under clause (2)(ii)(b) above;

    T = U.S.$5.00, the initial offering price per warrant;

    A = the total number of days from but excluding the Cancellation Date for the warrants to and including the Expiration Date; and

    B = the total number of days from but excluding the date the warrants were initially sold to and including the Expiration Date.

      For the purposes of determining "I" in the above formula, in the event that the calculation agent and ML&Co. are required to have, but have not, after good faith consultation with each other and within five days following the first day upon which the Alternative Settlement Amount may be calculated in accordance with the above formula, agreed upon a figure under clause (2)(ii)(b) which fairly reflects the value of the Underlying Stocks on the Cancellation Date, then the calculation agent shall promptly nominate a third party, subject to approval by ML&Co., this approval not to be unreasonably withheld, to determine the figure and calculate the Alternative Settlement Amount in accordance with the above formula. This party shall act as an independent expert and not as an agent of ML&Co. or the calculation agent, and its calculation and determination of the Alternative Settlement Amount shall, absent manifest error, be final and binding on ML&Co., the Warrant Agent, the calculation agent and the holders. The Warrant Agent will have no duty of independent investigation with respect to the calculation and determination of the Alternative Settlement Amount. Any calculations will be made available to holders for inspection at the Warrant Agent's Office. Neither ML&Co. nor the third party shall have any responsibility for good faith errors or omissions in calculating the Alternative Settlement Amount. Under certain circumstances, the duties of MLPF&S as calculation agent in determining the existence of Extraordinary Events could conflict with the interests of MLPF&S as an affiliate of the issuer of the warrants, ML&Co.

      Market Disruption Events. If the calculation agent determines that on a Valuation Day a Market Disruption Event has occurred and is continuing, the Valuation Day shall be postponed to the first succeeding Index Calculation Day on which no Market Disruption Event occurs; provided that, if the Valuation Day has not occurred on or prior to the fifth scheduled Index Calculation Day following an Exercise Date because of Market Disruption Events, the calculation agent shall, on that fifth scheduled Index Calculation Day, calculate an amount which, in its reasonable opinion, fairly reflects the value of the underlying stocks on that day in order to determine the Cash Settlement Amount. "Market Disruption Event" means with respect to any Valuation Day the occurrence or existence during the one-half hour period that ends at the determination of the closing index value for that scheduled Index Calculation Day of:

      (1) a suspension, material limitation or absence of trading on the NYSE, AMEX or the over-the-counter market of 20% or more of the underlying stocks which then comprise the index or a successor index during the one-half hour period preceding the close of trading on the applicable exchange; or

      (2) the suspension or material limitation on the Chicago Board Options Exchange (the "CBOE"), Chicago Mercantile Exchange (the "CME") or any other major futures or securities market of trading in futures or options contracts related to the index or a successor index during the one-half hour period preceding the close of trading on the applicable exchange.

      For the purposes of determining whether a Market Disruption Event has occurred:

      (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,

      (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event,

      (3) a suspension in trading in a futures or options contract on the index by a major securities market by reason of (a) a price change violating limits set by the securities market, (b) an imbalance of orders relating to these contracts or (c) a disparity in bid and ask quotes relating to these contracts will constitute a suspension or material limitation of trading in futures or options contracts related to the index,

      (4) an absence of trading on an exchange will not include any time when the exchange is closed for trading under ordinary circumstances, and

      (5) the occurrence of an Extraordinary Event described in Clause (i) of Extraordinary Event will not constitute, and will supersede the occurrence of, a Market Disruption Event.

      Under certain circumstances, the duties of MLPF&S as calculation agent in determining the existence of Market Disruption Events could conflict with the interests of MLPF&S as an affiliate of the issuer of the warrants, ML&Co.

Modification

      The Warrant Agreement and the terms of the warrants may be amended by ML&Co. and the Warrant Agent without the consent of the beneficial owners of any warrants for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained in the Warrant Agreement or the terms of the warrants, or in any other manner which ML&Co. may deem necessary or desirable and which will not materially and adversely affect the interests of the beneficial owners of the warrants.

      ML&Co. and the Warrant Agent also may modify or amend the Warrant Agreement and the terms of the warrants, with the consent of the beneficial owners of not less than a majority in number of the then outstanding warrants affected, provided that no modification or amendment that changes the Index Strike Value so as to adversely affect the beneficial owner, shortens the period of time during which the warrants may be exercised or otherwise materially and adversely affects the exercise rights of the beneficial owners of the warrants or reduces the percentage of the number of outstanding warrants, the consent of whose beneficial owners is required for modification or amendment of the Warrant Agreement or the terms of the warrants may be made without the consent of the beneficial owners of warrants affected by these changes.

Merger and Consolidation

      ML&Co. may consolidate or merge with or into any other corporation, and ML&Co. may sell, lease or convey all or substantially all of its assets to any corporation, provided that the corporation, if other than ML&Co., formed by or resulting from any consolidation or merger or which shall have received these assets shall be a corporation organized and existing under the laws of the United States of America or a state thereof and shall assume payment of the Cash Settlement Amount or Alternative Settlement Amount with respect to all unexercised warrants, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Warrant Agreement and of the warrants to be performed by ML&Co.

                                   THE INDEX

      Unless otherwise stated, all information in this prospectus on the index is derived from FRC or other publicly available sources. This information reflects the policies of FRC as stated in these sources and these policies are subject to change by FRC. FRC is under no obligation to continue to publish the index and may discontinue publication of the index at any time.

      The index is an index calculated, published and disseminated by FRC, and measures the composite price performance of stocks of 2,000 companies domiciled in the U.S. and its territories. All 2,000 stocks are traded on either the NYSE or the AMEX or in the over-the-counter market and form a part of the Russell 3000(R) Index. The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the investable U.S. equity market.

      The index consists of the smallest 2,000 companies included in the Russell 3000 Index and represents approximately 7.22% of the total market capitalization of the Russell 3000 Index as of April 30, 1999. The index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Selection of stocks underlying the index

      Only common stocks belonging to corporations domiciled in the U.S. and its territories are eligible for inclusion in the Russell 3000 Index and the index. Stocks traded on U.S. exchanges but domiciled in other countries are excluded. Preferred stock, convertible preferred stock, participating preferred stock, paired shares, warrants and rights are also excluded. Trust receipts, Royalty Trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual funds, and limited partnerships that are traded on U.S. exchanges, are also ineligible for inclusion. Real Estate Investment Trusts and Beneficial Trusts are eligible for inclusion, however. Generally, only one class of securities of a company is allowed in the Russell 3000 Index, although exceptions to this general rule have been made where FRC has determined that each class of securities acts independent of the other.

      The primary criteria used to determine the initial list of securities eligible for the Russell 3000 Index is total market capitalization, which is defined as the price of the shares times the total number of shares outstanding. Based on closing values on May 31 of each year, FRC reconstitutes the composition of the Russell 3000 Index using the then existing market capitalizations of eligible companies. As of June 30 of each year, the index is adjusted to reflect the reconstitution of the Russell 3000 Index for that year. Real-time dissemination of the index began on January 1, 1987.

      As a capitalization-weighted index, the Russell 2000 Index reflects changes in the capitalization, or market value, of the component stocks relative to the capitalization on a base date. The current index value is calculated by adding the market values of the index's component stocks, which are derived by multiplying the price of each stock by the number of shares outstanding, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the "adjusted" capitalization of the index on the base date of December 31, 1986. To calculate the index, last sale prices will be used for exchange-traded and NASDAQ stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the index. In order to provide continuity for the index's value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings and other capitalization changes.

      The value of the index is reported on the AMEX under the Symbol "RTY", on Bloomberg under the symbol "RTY" and on Reuters under the symbol ".RTY".

      All disclosure contained in this prospectus regarding the index, or its publisher, is derived from publicly available information. All copyrights and other intellectual property rights relating to the index are owned by FRC. FRC has no relationship with ML&Co. or the warrants; it does not sponsor, endorse, authorize, sell or promote the warrants, and has no obligation or liability in connection with the administration, marketing or trading of the warrants.

      Below is a breakdown of the component stocks of the index by industry group as of April 30, 1999:

                                                 Number of  Percentage of index
     Industry                                    companies market capitalization
     --------                                    --------- ---------------------
     Technology.................................     235           14.2
     Health Care................................     180            8.8
     Consumer Discretionary and Services........     369           18.7
     Consumer Staples...........................      48            2.3
     Integrated Oils............................       6            0.3
     Other Energy...............................      68            2.8
     Materials and Processing...................     198            8.9
     Producer Durable...........................     142            6.8
     Auto and Transportation....................      84            4.3
     Financial Services, including REITS........     426           23.8
     Utilities..................................      98            8.4
     Other......................................      17            0.8
                                                   -----           ----
       Total....................................   1,871            100

    --------
      Source: FRC.

      As of April 30, 1999, the ten largest holdings in the index represented 5.9% of the aggregate market capitalization of the index. Twenty-three of the stocks in the index were also components of the S&P 500 Index. These 23 stocks represented 1% of the Russell 2000 Index market capitalization. The dividend yield on the index as of May 25, 1999 was 1.36%.

Historical data on the index

      The following table sets forth the closing level of the index at the end of each quarter, in the period from March 1979 through March 1999. All historical data presented in the following table relating to periods prior to January 1, 1987, the date FRC commenced real-time dissemination of the index, are presented as if the index had existed during these periods and these closing levels have been calculated hypothetically on the same basis that the index is calculated. All historical data presented in the following table relating to periods after January 1, 1987 are based on actual data from the index. These historical data on the index are not necessarily indicative of the future performance of the index or what the value of the warrants may be. Any historical upward or downward trend in the closing level of the index during any period set forth below is not any indication that the index is more or less likely to decline at any time during the term of the warrants.

                                                March   June  September December
                                                ------ ------ --------- --------
     1979......................................  46.94  49.62   54.68     55.91
     1980......................................  48.27  57.47   69.94     74.80
     1981......................................  80.25  82.56   67.55     73.67
     1982......................................  66.21  64.67   70.84     88.90
     1983...................................... 103.77 124.17  117.43    112.27
     1984...................................... 104.10 100.30  105.17    101.49
     1985...................................... 114.92 118.38  112.65    129.87
     1986...................................... 147.63 154.23  134.73    135.00
     1987...................................... 166.79 164.75  170.81    120.42
     1988...................................... 142.15 151.30  149.09    147.36
     1989...................................... 157.90 167.43  178.21    168.31
     1990...................................... 163.64 169.12  126.74    132.20
     1991...................................... 171.01 167.61  180.16    189.94
     1992...................................... 203.69 188.64  192.92    221.01
     1993...................................... 229.21 233.35  252.95    258.59
     1994...................................... 251.06 240.29  256.12    250.36
     1995...................................... 260.77 283.63  310.38    315.97
     1996...................................... 330.77 346.61  346.38    362.61
     1997...................................... 342.56 396.37  453.82    437.02
     1998...................................... 480.68 457.39  363.59    429.60
     1999...................................... 397.63

      The closing value of the index on May 25, 1999 was 434.45.

      The following graph sets forth the historical performance of the index at the end of each quarter from March 1979 through March 1999. Past movements of the index are not necessarily indicative of the future index values.

[THE GRAPH APPEARING HERE SETS FORTH THE PERFORMANCE OF THE INDEX FROM
MARCH 1, 1979 THROUGH SEPTEMBER 1, 1998. THE VERTICAL AXIS HAS A RANGE OF NUMBERS FROM 0 TO 500 IN INCREMENTS OF 50. THE HORIZONTAL AXIS HAS A RANGE OF DATES FROM MARCH 1, 1979 TO SEPTEMBER 1, 1998 IN INCREMENTS OF 9 MONTHS.]

Source: Prepared by ML&Co. from data obtained from FRC.

      The index is a trademark of FRC and has been licensed for use by ML&Co. The warrants are not sponsored, endorsed, sold or promoted by FRC and FRC makes no representation regarding the advisability of investing in the warrants.

      The warrants are not sponsored, endorsed, sold or promoted by FRC. FRC makes no representation or warranty, express or implied, to the owners of the warrants or any member of the public regarding the advisability of investing in securities generally or in the warrants particularly or the ability of the index to track general stock market performance or a segment of the same. FRC's publication of the index in no way suggests or implies an opinion by FRC as to the advisability of investment in any or all of the securities upon which the index is based. FRC's only relationship to ML&Co. is the licensing of certain trademarks, and trade names of FRC and of the index which is determined, composed and calculated by FRC without regard to ML&Co. or the warrants. FRC is not responsible for and has not reviewed the warrants or any associated literature or publications and FRC makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FRC reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the index. FRC has no obligation or liability in connection with the administration, marketing or trading of the warrants.

      FRC DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND FRC SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FRC MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., INVESTORS, OWNERS OF THE WARRANTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. FRC MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FRC HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                     UNITED STATES FEDERAL INCOME TAXATION

      Set forth in full below is the opinion of Brown & Wood LLP, counsel to ML&Co., as to certain United States Federal income tax consequences of the purchase, ownership and disposition of a warrant. This opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with warrants held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding warrants in a tax-deferred or tax-advantaged account, or persons holding warrants as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted herein). Persons considering the purchase of a warrant should consult their own tax advisors concerning the application of the United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the warrants arising under the laws of any other taxing jurisdiction.

      As used herein, the term "U.S. Holder" means a beneficial owner of a warrant that is for United States Federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation or partnership (including an entity treated as a corporation or partnership) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (c) an estate the income of which is subject to United States Federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (e) any other person whose income or gain in respect of a warrant is effectively connected with the conduct of a United States trade or business. Notwithstanding clause (d) in the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons will also be a U.S. Holder. As used herein, the term "non-U.S. Holder" means a beneficial owner of a warrant that is not a U.S. Holder.

U.S. Holders

      Although there is no authority directly dealing with the United States Federal income taxation of instruments such as the warrants, pursuant to Revenue Ruling 94-63, each warrant should be treated as a "non-equity" option for purposes of Section 1256 of the Internal Revenue Code of 1986, as amended (the "Code"), which must be "marked-to-market". Accordingly, a U.S. Holder of a warrant should be required to treat the warrant as if sold for its fair market value on the last business day of each of the U.S. Holder's taxable years (assuming that the U.S. Holder has not previously disposed of the warrant) and should be required to recognize taxable gain or loss for each taxable year in an amount equal to the difference between the fair market value of the warrant on the last business day of each such taxable year and such U.S. Holder's adjusted tax basis in the warrant. Thus, a U.S. Holder of a warrant may incur United States Federal income tax liability on an annual basis in respect of any increase in the value of a warrant without a corresponding receipt of cash. In addition, a U.S. Holder should be required to recognize taxable gain or loss upon the sale, exchange, exercise or expiration of the warrant in an amount equal to the difference between the amount realized upon such sale, exchange, exercise or expiration and the U.S. Holder's adjusted tax basis in such warrant. In general, for purposes of applying the preceding rules, a U.S. Holder's adjusted tax basis in a warrant would effectively equal such U.S. Holder's initial investment in the warrant, increased or decreased by any net gain or loss recognized by the U.S. Holder in respect of the warrant in prior taxable years. Any gain or loss recognized by a U.S. Holder in accordance with the preceding rules would generally be treated as 60 percent long-term capital gain or loss and 40 percent short-term capital gain or loss.

Non-U.S. Holders

      In general, gains realized on the sale, exchange or exercise of a warrant by a non-U.S. Holder will not be subject to United States Federal income or withholding tax in respect of such amounts, assuming the income is not effectively connected with a United States trade or business of the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its own tax advisor in this regard.

      Under current law, the fair market value of a warrant may be includible in the estate of an individual non-U.S. Holder for United States Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Individual non-U.S. Holders should consult their own tax advisors concerning the United States Federal estate tax consequences, if any, of investing in the warrants.

Backup withholding

      Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the warrants to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of a warrant to a U.S. Holder must be reported to the Internal Revenue Service, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

      In addition, upon the sale of a warrant to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or
(b) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 BEN (or substantially similar form) under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

New withholding regulations

      Recently, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the backup withholding and information reporting rules described above. The New Regulations will generally be effective for payments made after December 31, 2000, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                          USE OF PROCEEDS AND HEDGING

      The net proceeds from the sale of the warrants will be used as described under "Use of Proceeds" in the accompanying prospectus of ML&Co. and to hedge market risks of ML&Co. associated with its obligation to pay the Cash Settlement Amount or Alternative Settlement Amount.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We have filed a registration statement on Form S-3 with the SEC covering the warrants and other securities. For further information on ML&Co. and the warrants, you should refer to our registration statement and its exhibits. The prospectus of ML&Co. accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus of ML&Co. may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus supplement is accurate as of the date of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

                                  UNDERWRITING

      MLPF&S, the underwriter of the offering, has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from ML&Co. 1,200,000 warrants. The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent and that the underwriter will be obligated to purchase all of the warrants if any are purchased.

      The underwriter has advised ML&Co. that it proposes initially to offer all or part of the warrants directly to the public at the offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed. The underwriter is offering the warrants subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part.

      The underwriting of the warrants will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

      The underwriter is permitted to engage in certain transactions that stabilize the price of the warrants. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the warrants.

      If the underwriter creates a short position in the warrants in connection with the offering, i.e., if it sells more warrants than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing warrants in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the warrants. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      The underwriter may use this prospectus supplement and, the accompanying prospectus of ML&Co. for offers and sales related to market-making transactions in the warrants. The underwriter may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                            VALIDITY OF THE WARRANTS

      The validity of the warrants will be passed upon for ML&Co. and for the underwriter by Brown & Wood LLP, New York, New York.

                             INDEX OF DEFINED TERMS

                                                                            Page
                                                                            ----
Alternative Settlement Amount.............................................. S-24
Applicable Scheduled Index Calculation Day................................. S-23
Cancellation Date.......................................................... S-24
Cash Settlement Amount..................................................... S-5
CBOE....................................................................... S-25
Cedelbank Participants..................................................... S-17
CME........................................................................ S-25
Code....................................................................... S-30
Cooperative................................................................ S-18
Delisting Date............................................................. S-21
Depositary................................................................. S-14
Dollar Multiplier.......................................................... S-5
Euroclear.................................................................. S-14
Euroclear Operator......................................................... S-18
Euroclear Participants..................................................... S-17
Exercise Date.............................................................. S-19
Extraordinary Event........................................................ S-23
FRC........................................................................ S-6
Index Calculation Day...................................................... S-5
Index Spot Value........................................................... S-5
Index Strike Value......................................................... S-5
Market Disruption Event.................................................... S-25
ML&Co. .................................................................... S-4
MLPF&S..................................................................... S-4
New Regulations............................................................ S-31
New York Business Day...................................................... S-13
Non-U.S. Holder............................................................ S-30
OCC........................................................................ S-10
Participants............................................................... S-16
Percentage Change.......................................................... S-5
Remaining Warrants......................................................... S-9
Successor Index............................................................ S-22
Terms and Conditions....................................................... S-18
U.S. Depositaries.......................................................... S-14
U.S. Holder................................................................ S-30
Valuation Day.............................................................. S-20
Warrant Agent.............................................................. S-12
Warrant Agreement.......................................................... S-12

                                                                       EXHIBIT A

                     Form of Irrevocable Notice of Exercise

Citibank, N.A.
 As Warrant Agent
111 Wall St.
Fifth Floor
New York, NY 10005
Attention: Global Agency and Trust Services Department

(Facsimile: (212) 825-3483)
(Telephone: (212) 657-9055)

                   Re: Exercise of Merrill Lynch & Co., Inc.
                       Russell 2000 Index Call Warrants
                       Expiring May 25, 2001 ("Warrants")

     1. We refer to the Warrant Agreement dated as of May 28, 1999 (the "Warrant Agreement") between Merrill Lynch & Co., Inc. (the "Company") and Citibank, N.A. (the "Warrant Agent"). Capitalized terms used herein and not otherwise defined shall have the meanings specified in the Warrant Agreement. On behalf of certain clients, each of whom is exercising no fewer than 100 Warrants and whose Warrants are held in our name, we hereby irrevocably
exercise      Warrants (the "Exercised Warrants"). We hereby certify that at the time this notice is delivered to you, we hold in our name on behalf of each such client a settled position of Warrants in an amount at least equal to the number of Warrants that we are hereby exercising on behalf of such client. We hereby acknowledge that this Irrevocable Notice of Exercise and delivery of the Exercised Warrants free to the Warrant Account must be received by you by 1:00 p.m., New York City time, on the date hereof in order for the Exercise Date of the Exercised Warrants to be such New York Business Day and that if this Irrevocable Notice of Exercise or such Exercised Warrants are received by you after 1:00 p.m., New York City time, the Exercise Date of the Exercised Warrants shall be the next succeeding New York Business Day.

     2. We hereby certify that we are a participant of the Depository Trust Company (the "Depositary") with the present right to use and receive its services.

     3. The Participant shall disburse the Cash Settlement Amount, if any, with respect to the Exercised Warrants in accordance with its standard procedures.

Dated:

                                       [NAME OF DEPOSITARY
                                       PARTICIPANT]

                                       By: ____________________________________
                                                 Authorized Signature
                                       [Address]
                                       Telephone:
                                       Facsimile:
                                       Participant:
                                       Number:

                            CONFIRMATION OF EXERCISE

      We hereby confirm that the total number of Warrants mentioned above (the
"Exercised Warrants") have been exercised at a Index Spot Value of      and
that the aggregate Cash Settlement Amount of U.S. $     per Warrant shall be
made available to you in the form of a check four New York Business Days after the Valuation Day for such Warrants.

      Capitalized terms included herein but not defined have the meanings assigned thereto in the Warrant Agreement, dated as of May 28, 1999, between Merrill Lynch & Co., Inc. and Citibank, N.A., as Warrant Agent.

Dated:

                                          Citibank N.A.
                                           as Warrant Agent

                                          By: _________________________________
                                                   Authorized Officer

                              NOTICE OF REJECTION

      You are hereby notified that [the Irrevocable Notice of Exercise delivered by you was determined by us not to have been [duly completed] [in proper form]], in the manner set forth in the Warrant Agreement, dated as of May 28, 1999, between Merrill Lynch & Co., Inc. and Citibank, N.A., as Warrant Agent. Accordingly, we have rejected your Irrevocable Notice of Exercise as being unsatisfactory as to form.

Dated:

                                          Citibank, N.A.
                                           as Warrant Agent

                                          By: _________________________________
                                                   Authorized Officer

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                                    [LOGO]

                           Merrill Lynch & Co., Inc.

                                   1,200,000

                      Russell 2000(R) Index Call Warrants
                             Expiring May 25, 2001

                       ---------------------------------

                             PROSPECTUS SUPPLEMENT

                       ---------------------------------

                              Merrill Lynch & Co.

                                  May 25, 1999

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